Press Release
 Exhibit 99.1

Courtesy of PR Newswire Complimentary Monitoring

Gener8Xion Announces Closing of Film Distribution Fund and Release Date for 'One Night With The King' [ PR Newswire · 2006-08-28 ]

LOS ANGELES, Aug. 28 /PRNewswire-FirstCall/ -- Gener8Xion Entertainment, Inc. (OTC Bulletin Board: GNXE), an integrated media company engaged in various operating activities including family feature films and television production and distribution, sales and rentals of film and video equipment, systems integration and studio facility management, announced today the closing of a Film Distribution Fund of up to $8.5 million dollars to be utilized for the highly anticipated theatrical release of its epic feature film "One Night With The King" (http://www.8x.com/onenight). Previously, Gener8Xion announced the closing of a major home video entertainment deal for the film throughout North America with Twentieth Century Fox Home Entertainment, LLC.

Gener8Xion is the holder of worldwide distribution rights for the film (i.e., theatrical, home video, international, pay and free television), and will be distributing "One Night With The King" through Gener8Xion Entertainment, Inc. A wide theatrical release is anticipated nationwide on October 13, 2006, with release dates for major international territories being set for early next year. "'One Night With The King' is the first in a slate of independently produced film projects planned by our company as we intensify our strategy to bring high quality, life-affirming, family feature film content to world-wide audiences," stated Carlos D. De Mattos, President and Director of Gener8Xion.

"One Night With The King" is an epic feature film which was filmed in Rajasthan, India and includes such luminaries as Omar Sharif, Peter O'Toole, John-Rhys Davies, and newcomer and rising talent Tiffany Dupont. The film has been in production for nearly two years and is set in a world of adventure, intrigue, and romance, and follows a young girl's rise from peasant to Queen of Persia, the ancient world's greatest empire.

Commenting on the announcement, Matthew Crouch, Chairman and Chief Executive Officer of Gener8Xion Entertainment, Inc. said, "The film looks spectacular. The story, cinematography, and performances all come together to create a truly compelling tale which pays tribute to a beloved biblical heroine." Crouch continued, "Where other Faith based Films have been divisive, we are looking to 'One Night With The King' to bridge the Christian, Jewish, and Islamic bodies of Faith together."

This press release contains or may contain forward-looking statements such as statements regarding the growth of Gener8Xion Entertainment, Inc. (the "Company") (http://www.8x.com) and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect. Gener8Xion Entertainment, Inc. disclaims any obligation to update forward-looking statements. Gener8Xion Entertainment, Inc. is located at 3400 Cahuenga Boulevard, Hollywood, CA 90068.

Corporate Contact:	Investor Contact:

Marcos M. De Mattos	Marlin Molinaro
Corporate Vice President	Senior Vice President
Gener8Xion Entertainment, Inc.	Redwood Consultants, LLC.
+1-323-874-9888	+1-415-884-0348
marcos@8X.com	InvestorInfo@RedwoodConsultants.com

SOURCE  Gener8Xion Entertainment, Inc.